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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

For 3DP, Contact:                            For Bristol-Myers Squibb, Contact:
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Media
Jerry Parrott                                Tracy Furey
Jerry Parrott & Associates                   609-252-3208 or
703-757-0950 or JParrottNY@aol.com           tracy.furey@bms.com

Investors
Scott Horvitz
Vice President, Finance and Administration
610-458-6043 or horvitz@3dp.com

             3-DIMENSIONAL PHARMACEUTICALS AND BRISTOL-MYERS SQUIBB
                         MODIFY DRUG DISCOVERY ALLIANCE

Exton, PA and Princeton, NJ - December 18, 2000 - 3-Dimensional Pharmaceuticals, Inc. (Nasdaq: DDDP) and Bristol-Myers Squibb Company (NYSE: BMY) today announced that the drug discovery alliance announced by the two companies in July of this year will be modified to reflect an increase in Bristol-Myers Squibb's commitment to purchase ThermoFluor(R) high throughput screening workstations from three to seven, and, consequent to the 3DP report of November 3, 2000 concerning a change in the status of its G-protein coupled receptor (GPCR) crystallization project, removal from the alliance of both a non-exclusive license to 3DP's protein expression/refolding technology and a non-exclusive license to 3DP's planned GPCR structural genomics database.

     The modification will result in the return of $4.5 million to Bristol-Myers Squibb of the $23.5 million in upfront fees announced in July. 3DP expects to record a charge of approximately $400,000 in connection with the modification of the alliance in the fourth quarter ending December 31, 2000. Other aspects of the alliance remain unaffected, and these figures do not reflect the positive impact of the purchase of ThermoFluor workstations. The price of the ThermoFluor(R) workstations was not disclosed.

     "The alliance with 3DP continues to be an important component of our evolving post-genomics strategy," said Elliott Sigal, M.D., Ph.D., senior vice president, Early Discovery and Applied Technology, Bristol-Myers Squibb. "The DiscoverWorks(TM) collaboration and the associated licenses remain the major portion of this alliance. We continue to expect that 3DP technology will help us address key bottlenecks in advancing novel targets identified in our genomics programs. As 3DP continues to develop new
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technologies, we will of course be interested in considering the possibility of gaining access to them, including, we hope, successful crystallization and structure determination of a GPCR." The alliance is applying 3DP's proprietary technologies to discover, refine and develop novel small-molecule pharmaceuticals directed to genome-based biological targets identified by Bristol-Myers Squibb.

     Under revised terms of the agreement, 3DP has received upfront licensing and technology access fees amounting to $19 million (reduced from the $23.5 million in upfront fees originally announced). The previous commitment by BMS of research funding of $14.4 million over the first three years of the collaboration remains unchanged. Payments related to the purchase of ThermoFluor(R) workstations are in addition to these amounts. 3DP is also eligible to receive milestone payments and royalties on sales of resulting products. Bristol-Myers Squibb will receive exclusive worldwide rights to compounds discovered or developed through the collaboration, access to 3DP's proprietary DiscoverWorks(TM) technology platform, which integrates structure-based drug design, combinatorial chemistry and high-throughput screening, and non-exclusive licenses for certain patented applications involving 3DP's DirectedDiversity(R) combinatorial chemistry and chemi-informatics, and ThermoFluor(R) high throughput screening technology.

     "It is important to note that in the overall scope of our alliance the GPCR and protein expression/refolding licenses are small components," said 3DP Chief Executive Officer David C. U'Prichard. "We are pleased that Bristol-Myers Squibb has decided to purchase additional ThermoFluor(R) workstations and that our collaboration is progressing well in the other areas. We look forward to continued progress in the months and years ahead. In addition, it is important to note that 3DP is continuing and indeed expanding its efforts to successfully determine the structure of a drug target GPCR."

     Dr. U'Prichard said that ThermoFluor(R) is an automated, high throughput assay system that measures drug binding affinity through effects on the protein target's melting temperature. "Because it is an "any target" screening technology, ThermoFluor(R) is able to rapidly and efficiently discover active compounds for thousands of new targets identified through genome sequencing efforts," he said.

     Bristol-Myers Squibb is a $20 billion diversified global health and personal care company whose mission is to extend and enhance human life. Visit Bristol-Myers Squibb on the World Wide Web at www.bms.com.

     3-Dimensional Pharmaceuticals, Inc. (http://www.3dp.com) is a post-genomics drug discovery company dedicated to revolutionizing small-molecule discovery. 3DP has developed and integrated a set
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of proprietary technologies called DiscoverWorks(TM), which accelerates and improves the drug discovery process and capitalizes on opportunities arising from human genome sequencing. 3DP technologies can be applied to virtually any disease target, and can produce compounds suitable for drug development in a more timely and cost-effective manner and with a higher probability of success than conventional methods. 3DP is using its technologies both to assist collaborators in discovering drug candidates, and to discover and develop the Company's own drug candidates for cardiovascular disease and cancer, which it currently intends to license at the pre-clinical or early clinical stage.

     Statements in this press release that are not strictly historical are "forward-looking" statements which involve a high degree of risk and uncertainty. Such statements are only predictions, and the actual events or results may differ materially from those projected in such statements. Factors that could cause or contribute to differences include, but are not limited to, the matters discussed in this announcement, risks associated with the Company's new and uncertain technologies, the Company's dependence on existing strategic alliances, the Company's dependence on patents and proprietary rights, the Company's protection and enforcement of its patents and proprietary rights, and development and availability of competitive products or technologies. Certain of these factors and others are more fully described in the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission.

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